Exhibit 99.1

Important News From

ALTAIR NANOTECHNOLOGIES APPOINTS AES EXECUTIVE
ROBERT F. HEMPHILL TO BOARD OF DIRECTORS

RENO, NV - April 23, 2007 - Altair Nanotechnologies Inc. (Nasdaq: ALTI), a leading provider of advanced nanomaterials technology for use in energy, life sciences and industrial applications, today announced that Robert F. Hemphill, Executive Vice President, AES Corporation, has joined its Board of Directors.

"We are very pleased to have Bob Hemphill join our board of directors," said Alan J. Gotcher, Ph.D., President and Chief Executive Officer of Altair Nanotechnologies Inc. "Bob brings to Altairnano more than 25 years of experience at one of the world's largest global power companies. His depth of experience and expertise will be a powerful addition to our company, especially as we add new intensity to our Advanced Materials and Power Systems Business Unit and our Clean Energy Storage Initiative.”

AES is one of the world's largest global power companies, with 2005 revenues of $11 billion. With operations in 26 countries on five continents, AES's generation and distribution facilities have the capacity to serve 100 million people worldwide.

"AES is committed to meeting a growing market need for alternative energy resources and technologies,” said Hemphill. “I am pleased to join Altairnano’s Board of Directors as Altairnano continues to increase its presence in this important field.”

Mr. Hemphill joined AES in 1981 and has held a series of senior leadership positions, including serving as AES’s Executive Vice President of Global Development. Earlier in his tenure, he participated in or oversaw the development of many of the company’s earliest projects. He also served as a member of the AES Board of Directors for seven years. Prior to AES, Bob held senior management positions with the Tennessee Valley Authority, US Department of Energy and the Office of Management and Budget. Mr. Hemphill is a graduate of Yale University, where he also was elected to Phi Beta Kappa. He holds a MA in Political Science from UCLA and an MBA with specialization in Finance from the George Washington University.

ABOUT ALTAIR NANOTECHNOLOGIES INC.
Altairnano is an innovator and supplier of advanced novel, ceramic nanomaterials. A seasoned management team complements Altairnano’s leading edge scientists, with substantial experience in commercializing innovative, disruptive technologies. The company has developed nanomaterials for the alternative energy, life sciences and performance materials markets based on its proprietary manufacturing process. This process also provides the foundation for its innovative AHP pigment process. For more information visit www.altairnano.com.

For Additional Information:

Institutional Investors:	Retail Investors:
Fleishman-Hillard	McCloud Communications, LLC
Tom Laughran	Marty Tullio
Senior Vice President	Managing Members
312.751.3519	949.553.9748
laughrant@fleishman.com	marty@mccloudcommunications.com

Media Relations:	Company Information:
Fleishman-Hillard	Altair Nanotechnologies Inc.
Terry Banks	Ed Dickinson
Senior Vice President	Chief Financial Officer
202.828.9710	775.858.3750
bankst@fleishman.com	edickinson@altairnano.com